FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated and is effective as of February 8, 2002, among SED INTERNATIONAL HOLDINGS, INC. and SED INTERNATIONAL, INC., jointly and severally (collectively, the "Borrowers"), WACHOVIA BANK, N.A., as Agent (the "Agent") and the Banks party to the "Credit Agreement" defined below (collectively, the "Banks");

W I T N E S S E T H:

WHEREAS, the Borrowers, the Agent and the Banks executed and delivered that certain $50,000,000 Second Amended and Restated Credit Agreement, dated as of August 31, 1999 (as amended by the First Amendment thereto dated as of September 30, 2000, as further amended by that certain letter dated February, 2001, as further amended by that certain Second Amendment dated as of March 30, 2001, and as further amended by that certain Third Amendment to Amended and Restated Credit Agreement dated May 2, 2001, as further amended by that certain Fourth Amendment to Second Amended and Restated Credited Agreement dated as of October 12, 2001, the "Credit Agreement");

WHEREAS, the Borrowers have requested and the Agent and the Banks have agreed to make certain amendments to the Credit Agreement, subject to the terms and conditions hereof;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the Borrowers, the Agent and the Banks hereby covenant and agree as follows:

1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof," "hereunder," "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement from and after the date hereof refer to the Credit Agreement as amended hereby.

2. Waiver. The Borrowers have advised the Agent and the Banks that the Borrowers were in Default under Sections 6.23(a) and 6.23(b) of the Credit Agreement during the period from September 30, 2001, through and including the date of this Amendment, which Default constitutes an Event of Default under the Credit Agreement (the "Financial Covenant Event of Default"). The Borrowers have requested that the Agent and the Banks waive such Financial Covenant Event of Default solely for the period from September 30, 2001, through and including the date of this Amendment (the "Waiver Period"). The Agent and each of the Banks hereby waive the Financial Covenant Event of Default solely for the Waiver Period. Such waiver of the Financial Covenant Event of Default granted by the Agent and the Banks under this letter shall not extend beyond the Waiver Period and shall thereafter be null and void, and of no force or effect. The waiver of the Financial Covenant Event of Default contained in this letter shall not extend to any other existing Default or Event of Default or other provision of the Credit Agreement or any of the other Loan Documents, whether now existing or hereafter arising. All other provisions of the Credit Agreement and the other Loan Documents remain in full force and effect.

3. Amendments to Credit Agreement. The following amendments are made to the Credit Agreement:

(a) The following definitions in Section 1.01 of the Credit Agreement are amended and restated so that they read, in their entirety, as follows:

"Borrowing Base" means the following sum:

(i) (A) an amount equal to 70% (or such greater or lesser percentage which the Agent shall establish by written notice to the Borrowers in its good faith discretion) of the face dollar amount of Eligible Accounts as at the date of determination,

PLUS

(B) an amount equal to the lesser of

(x) 40% (or such greater or lesser percentage which the Agent shall establish by written notice to the Borrowers in its good faith discretion) of the dollar amount of the Eligible Inventory, valued at the lower of its FIFO ("first-in, first-out") cost or market value, as at the date of determination, and

(y) the lesser of

(1) 50% of the Aggregate Commitments, and

(2) the amount of clause (i)(A) of this definition,

MINUS

(ii) (A) the IBM Reserve,

PLUS

(B) the Delinquent Trade Payables Reserve,

PLUS

(C) the Merchant Card Reserve,

PLUS

(D) any additional reserve determined by the Agent, in its sole discretion, as the Agent deems necessary as security for payment of the Obligations.

"EBILTDA" means for any period the sum of (i) Consolidated Net Income, (ii) taxes on income, (iii) Consolidated Interest Expense, (iv) depreciation expense, (v) amortization expense, (vi) non-cash stock award expenses, (vii) all payment obligations for such period under all operating leases and rental agreements, and (viii) solely with respect to the Fiscal Quarter ending March 31, 2002, an amount equal to the one-time charge incurred in such Fiscal Quarter on account of the closure of SED E-Store, which amount shall in no event exceed $600,000.00, all determined with respect to the Borrowers and the Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

"EBITDA" means for any period the sum of (i) Consolidated Net Income, (ii) taxes on income, (iii) Consolidated Interest Expense, (iv) depreciation expense, (v) amortization expense, (vi) non-cash stock award expenses, and (vii) solely with respect to the Fiscal Quarter ending March 31, 2002, an amount equal to the one-time charge incurred in such Fiscal Quarter on account of the closure of SED E-Store, which amount shall in no event exceed $600,000.00, all determined with respect to the Borrowers and the Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

(b) The following new definition is added to Section 1.01 of the Credit Agreement:

"Merchant Card Reserve" means an amount determined by Agent from time to time in Agent's sole and absolute discretion.

(c) Section 6.24 is amended so that it reads, in its entirety, as follows:

SECTION 6.24. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will as of December 31, 2001, be not less than $29,000,000, and at all times thereafter will not be less than (x) $29,000,000 plus (y) the sum of (i) 75% of the cumulative Reported Net Income of the Borrowers and the Consolidated Subsidiaries during any period after March 31, 2001 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter (but excluding from such calculations of Reported Net Income for purposes of this clause (i), any Fiscal Quarter in which the Reported Net Income of the Borrowers and the Consolidated Subsidiaries is negative), and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after March 31, 2001, calculated quarterly at the end of each Fiscal Quarter.

4. Exhibits and Schedules. Paragraph 7 of the Compliance Certificate attached to Exhibit H of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit A to this Amendment.

5. Effect of Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the Borrowers. The amendments contained herein will be deemed to have prospective application only, unless otherwise specifically stated herein.

6. Ratification. Each of the Borrowers hereby restates, ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and the other Loan Documents effective as of the date hereof.

7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument.

8. Section References. Section titles and references used in this Amendment have no substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

9. No Default; Release. To induce the Agent and the Banks to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement, each of the Borrowers hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, (i) there exists no Default or Event of Default, (ii) there exists no right of offset, defense, counterclaim, claim or objection in favor of the Borrowers arising out of or with respect to any of the Loans or other obligations of the Borrowers owed to the Banks under the Credit Agreement, and (iii) the Agent and each of the Banks has acted in good faith and has conducted its relationships with each of the Borrowers in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Amendment and in all respects in connection with the Credit Agreement, each of the Borrowers hereby waiving and releasing any such claims to the contrary. A default or breach of representation or warranty by the Borrowers under this Amendment shall constitute an Event of Default under the Credit Agreement.

10. Further Assurances. Each of the Borrowers agrees to take such further actions as the Agent reasonably requests in connection herewith to evidence the amendments herein contained.

11. Governing Law. This Amendment is governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

12. Conditions Precedent; Amendment Fee. This Amendment becomes effective only upon the execution and delivery of this Amendment by each of the parties hereto. The Borrower agrees to pay the Banks a fully earned and non-refundable amendment fee equal to $25,000 in the aggregate upon the execution and delivery of this Amendment.

[Signatures on Following page]

IN WITNESS WHEREOF, the Borrowers, the Agent and each of the Banks has caused this Amendment to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

SED INTERNATIONAL HOLDINGS, INC.

By: /s/ Mark Diamond (SEAL)

Title: President & COO

SED INTERNATIONAL, INC.

By: /s/ Mark Diamond (SEAL)

Title: President & COO

WACHOVIA BANK, N.A.,

as Agent and as the sole Bank

By: /s/ Kevin B. Harrison (SEAL)

Title: Senior Vice President

EXHIBIT A

(Amended and restated paragraph 7 contained in the

Compliance Certificate set forth on Exhibit H to the Credit Agreement)

7. Minimum Consolidated Tangible Net Worth (Section 6.24)

Consolidated Tangible Net Worth will as of December 31, 2001, be not less than $29,000,000, and at all times thereafter will not be less than (x) $29,000,000 plus (y) the sum of (i) 75% of the cumulative Reported Net Income of the Borrowers and the Consolidated Subsidiaries during any period after March 31, 2001 (taken as one accounting period), calculated monthly at the end of each month (but excluding from such calculations of Reported Net Income for purposes of this clause (i), any month in which the Reported Net Income of the Borrowers and the Consolidated Subsidiaries is negative), and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after March 31, 2001, calculated monthly at the end of each month.

(a) $29,000,000

(b) 75% of positive Reported Net Income

after March 31, 2001 $

(c) 100% of cumulative Net Proceeds of Capital

Stock received after March 31, 2001 $

Actual Consolidated Tangible

Net Worth - Schedule 4 $

Required Consolidated Tangible Net

Worth (sum of (a) plus (b) plus (c)) $